EXHIBIT 99.19

Contact     Jeffrey M. Jonas, MD                Thomas Redington
            Chief Executive Officer             203/222-7399
            816/960-1333                        212/926-1733

             AVAX COMPLETES PILOT STUDY OF OVARIAN CANCER TREATMENT

                     Data Considered Promising Demonstration
                            Of Therapeutic Principle

      KANSAS CITY, MO AUG. 24 - AVAX Technologies, Inc. (Nasdaq: AVXT) completed a pilot Phase I/II immunological study of O-Vax(TM), its experimental vaccine of haptenized autologous ovarian cancer cells.

      The results showed that eight of nine patients with Stage 3 ovarian cancer who received O-Vax post-surgically after standard chemotherapy developed an immune response against their own tumor cells.

      Stage 3 ovarian cancer is characterized by abdominal metastases. After surgical debulking of the metastases and six cycles of standard chemotherapy (taxol plus either cisplatin or carboplatin), the patients received six weekly doses of O-Vax.

      All patients were tested for delayed-type hypersensitivity (DTH), a measure of the activity of T lymphocytes, both before treatment and again 2 1/2 weeks after the last vaccine dose.

Chemotherapy Didn't Interfere

      The study found that the chemotherapy didn't prevent any of the patients from developing a strong, positive immune response to their own haptenized ovarian cancer cells, as measured by DTH.

      Eight out of the nine patients also responded to their own unmodified ovarian cancer cells.

      In earlier studies of patients with melanoma, it was found that this type of immune response predicted a favorable clinical response to treatment with vaccine therapy. These data are considered a promising proof-of-principle demonstration of the potential of O-Vax treatment in ovarian cancer.

      AVAX initiated the O-Vax trials following results from patients with Stage 3 melanoma who had been treated with M-Vax(TM), the company's initial AC Vaccine for the treatment of melanoma.

      The M-Vax study was conducted by David Berd, MD, professor of medicine at Thomas Jefferson University's (TJU) Kimmel Cancer Center. Dr. Berd is the inventor of the company's in-licensed autologous cell vaccine technology (AC Vaccine(TM)) and the chairman of the Scientific Advisory Board of AVAX Technologies, Inc.

      As previously reported, M-Vax is believed by AVAX to be the first therapeutic cancer vaccine to show a substantial increase in the survival rate for patients with Stage 3 melanoma.


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      AVAX is preparing to conduct a large, multicenter trial with O-Vax in post-surgical Stage 3 ovarian cancer patients, using essentially the same regimen as was used in the pilot study. To aid in developing the final protocol and in conducting the trial, the company is now organizing a panel of ovarian cancer experts from specialized cancer centers throughout the US.

      Jeffrey M. Jonas, MD, president and chief executive officer of AVAX, said, "The results from this completed pilot study of ovarian cancer patients show that the DTH response was at least as great as that observed earlier in our melanoma trials, and both confirm and expand on the findings we announced earlier before the study was completed. We believe these results provide a solid basis for conducting a larger clinical efficacy trial with O-Vax in ovarian cancer aimed at registration that is already in an advanced stage of preparation."

      AVAX Technologies, Inc. is a development-stage biopharmaceutical company that acquires rights to and is developing technologies and products for the treatment of cancer and other life-threatening diseases. AVAX has focused its initial efforts primarily on the development of immunotherapies and chemotherapies for cancer. Immunotherapy is a rapidly developing segment of the cancer therapeutic market.

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      Except for statements that are historical, the statements in this release are "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and Section 29A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve significant risks and uncertainties, and in light of the significant uncertainties inherent in such statements, the inclusion of such information should not be regarded as a representation by AVAX that the objectives and plans of the company will be achieved; in fact, actual results could differ materially from those contemplated by such forward-looking statements. Many important factors affect the company's ability to achieve the stated outcomes and to successfully develop and commercialize its product candidates, including, among other things, the ability to obtain substantial additional funds, obtain and maintain all necessary patents or licenses, to demonstrate the safety and efficacy of product candidates at each state of development, to meet applicable regulatory standards and receive required regulatory approvals, to meet obligations and required milestones under its license agreements, to be capable of producing drug candidates in commercial quantities at reasonable costs, to compete successfully against other products, and to market products in a profitable manner, as well as other risks detailed from time to time in AVAX's public disclosure filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997 and its Quarterly Report on Form 10-QSB for the Period Ended June 30, 1998 AVAX does not undertake any obligation to publicly release any revisions to these forward-looking statements or to reflect the occurrence of unanticipated events.

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